RESTATED ARTICLES OF INCORPORATION
                                       OF
                        GOLDEN EAGLE INTERNATIONAL, INC.

     The following sets forth the Restated Articles of Incorporation of Golden Eagle International, Inc. (the "Corporation") pursuant to ss.7-110-107 of the Colorado Business Corporation Act. These Restated Articles of Incorporation do not contain any amendments and were adopted by Consent of the Board of Directors of the Company without shareholder action. Shareholder action was not required.

          FIRST: The name of the Corporation is Golden Eagle International, Inc.

          SECOND: The Corporation shall have perpetual existence.

          THIRD: (a) Purposes. The purposes for which the Corporation is organized are as follows: general-purpose; to purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, manage, operate, develop, deal in and with all kinds of personal and real property and interest therein; to act as a representative or agent in any capacity for any other Corporation, association or other entity, and to conduct, manage and operate any lawful enterprise in connection therewith; to promote, manage, acquire or invest in any business lawful for the Corporation to engage in and in general to carry on any lawful business necessary, suitable or convenient in connection with or incidental to the accomplishment of any corporate purpose, or designed directly or indirectly to promote the interest of the Corporation or to enhance the value of its properties or services, whether such business is similar in nature to the foregoing purposes, or otherwise.

          (b) Powers. In furtherance of its lawful purposes the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter exercisable by Corporations organized under the laws the laws of Colorado. In addition, it may do everything necessary, suitable convenient or proper for the accomplishment of any of its corporate purposes.

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          FOURTH: The aggregate number of Common Shares which the Corporation shall have the authority to issue is Eight Hundred Million (800,000,000), all of one class and all with a par value of $.0001 per share; the aggregate number of Preferred Shares which the Corporation shall have the authority to issue is Ten Million (10,000,000), all with a par value of $.01 per share and of such classes and with such preferences as the Corporation's Board of Directors may determine from time to time.

          FIFTH: The shareholders of the Corporation shall not have cumulative voting rights in the election of directors.

          SIXTH: The shareholders of the Corporation shall not have any pre-emptive rights.

          SEVENTH: The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

          EIGHTH: The following provisions are inserted for the regulation of the internal affairs of the Corporation, and they are in furtherance of and not in limitation or exclusion of the powers conferred by law:

               (a) Contracts with directors, etc. No contract or other transaction of the Corporation with any other person, firm or Corporation, or in which this Corporation is interested, shall be affected or invalidated by:

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                    (i) The fact that any one or more of the directors or
     officers of this Corporation is interested in or is a director or officer of another corporation; or

                    (ii) The fact that any director of officer, individually or jointly with others, may be party to or may be interested in any such contract or transaction.

Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or Corporation in which he may be in any way interested.

               (b) Negation of equitable interest in shares or rights. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person; and no such purchaser, assignee, transferee or other person shall be entitled to receive notice of the meetings of the shareholders, to vote at such meetings, to examine a list of the shareholders, or to own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the registered holder of such shares.

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               (c) Restrictions on transfer of stock. The Corporation is granted the right to impose such restrictions on the transfer of the shares as a majority of the Board of Directors deems necessary, advisable or proper.

          NINTH: The address of the initial registered office of the
     Corporation: Not Aapplicable

          TENTH: The number of directors of this Corporation shall not be less than three, provided however, in the event there are fewer than three stockholders, the number of directors shall be the same as the number of shareholders.

          ELEVENTH: The name and address of the incorporator: Not Applicable

          TWELFTH: The Corporation hereby adopts, incorporates, and extends indemnification from liability for its officers and directors to the fullest extent as now permitted or may hereafter be permitted under the provisions of the Colorado Corporation Code.

          THIRTEENTH: The Corporation reserves the right, from time to time, to amend, alter or repeal, or add any provisions to, its Articles of Incorporation by a vote of a majority of its shareholders, and in the manner prescribed by the laws of the State of Colorado.

                  June 19, 2000                     /s/ Jennifer T. Evans
                                                    ---------------------------
                                                    Jennifer T. Evans, Secretary


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                                  VERIFICATION
                                  ------------


STATE OF UTAH               )
                            ) ss.
COUNTY OF                   )


     I, Linda Coy, a notary public, hereby certify that on 6-19, 2000, personally before me, Jennifer T. Evans, whom, being by me first duly sworn, did declare she was the person who signed the foregoing document, as incorporator and that the statements therein contained are true.

     WITNESS my hand and official seal.


                                            /s/  Linda Coy
                                                --------------------------------
                                                Notary Public


My commission expires:  6-19-01
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